EXHIBIT 10.1

CONFIDENTIAL PORTIONS OMITTED

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (the “Agreement”) is between Digimarc Corporation, a Delaware Corporation, having a place of business at 9405 SW Gemini Drive, Beaverton, Oregon 97008 and its Subsidiaries (“Digimarc”), and The Nielsen Company (US), LLC, a New York limited liability company, having a place of business at 770 Broadway, New York, New York 10003, its Subsidiaries and Affiliates (“Nielsen”), each of Digimarc and Nielsen referred to herein as a “Party” and collectively as the “Parties”.

Whereas, Nielsen and Digimarc have entered into an agreement executed on November 27, 2007 with an effective date of October 1, 2007 (the “Prior Agreement”), said Prior Agreement including terms and conditions under which Digimarc provided Digimarc Services for Nielsen and granted to Nielsen certain licenses under Digimarc patents;

Whereas, under the Prior Agreement, Nielsen had certain rights to terminate the Prior Agreement at the end of the second year, upon the satisfaction of certain conditions;

Whereas, for good and valuable consideration, Nielsen and Digimarc have agreed to expand and extend their relationship and supersede the Prior Agreement by contemporaneously entering into this Agreement and the Agreements of Newco 1 LLC and Newco 2 LLC of even date herewith; and

Whereas, the Parties wish to supersede said Prior Agreement and desire that the terms and conditions of this Agreement shall control with regard to the grant of patent rights and license for the Nielsen Business, as provided herein.

NOW, THEREFORE, for good and valuable consideration as stated herein, the Parties hereby agree as follows.

1. Definitions.

“Affiliates” shall mean The Nielsen Company, B.V., a Netherlands Corporation, and the Subsidiaries of The Nielsen Company, B.V. that are not also a Subsidiary of The Nielsen Company (US), LLC.

“Digimarc Patents” shall mean all patents (including extensions, reissues, re-examinations, substitutions, renewals or equivalents of any of the foregoing, and moral and economic rights of inventors in any of the foregoing), other than the Excluded Patents, throughout the world, including industrial and utility models, industrial designs, typeface design patents and registrations, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any governmental agency or other authority:

(a)           issued or issuing on patent applications (including all provisional applications, priority, continuations, divisionals, continuations-in-part and counterparts thereof) entitled to an effective filing date prior to the Futures Date, or claiming priority, directly or indirectly, to a patent or patent application having an effective filing date prior to the Futures Date; and

(b)           under which patents or the patent applications therefor Digimarc or any of its Subsidiaries has as of the Effective Date, or thereafter obtains, the right to grant a license to Nielsen within the scope granted herein, without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Digimarc or its Subsidiaries to third parties (except for payments among Digimarc and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by Digimarc or any of its Subsidiaries).

Digimarc Patents shall include (other than the Excluded Patents) all patent applications throughout the world (including all provisional applications, priority, continuations, divisionals, continuations-in-part and counterparts thereof) entitled to either an effective filing date prior to the Futures Date, or claiming priority, directly or indirectly, to a patent or patent application having an effective filing date prior to the Futures Date, that satisfy part (b) of this definition, and all patents issuing therefrom (including extensions, reissues, re-examinations, substitutions, renewals or equivalents of any of the foregoing), and moral and economic rights of inventors in any of the foregoing.

“Effective Date” of this Agreement is July 1, 2009.

“Excluded Patents” means those Digimarc patents listed in Exhibit A attached hereto.

“Futures Date” is [**].

“Nielsen Business” means the [**].

“Sale”, “sell”, “offer for sale” “offer to sell”, “other transfer”, “otherwise transfer” and other forms of such terms with respect to copyrightable materials, such as software products, shall mean the granting of licenses to use such copyrightable materials.

“Subsidiary” shall mean any corporation, partnership or other entity (“Entity”) in which Digimarc, The Nielsen Company (US), LLC or The Nielsen Company, B.V. now or hereafter holds, directly or indirectly, ownership of, or the right to vote on behalf of, more than forty percent (40%) of its voting stock or other voting equity or ownership interests, for so long as such ownership or right to vote exists (excluding the companies being formed under separate Agreements of Newco 1 LLC and Newco 2 LLC).  An Entity in which Digimarc, The Nielsen Company (US), LLC or The Nielsen Company, B.V. owns more than forty percent (40%) of its voting stock or other voting equity interests but less than a majority of the voting stock or other voting equity interests, is not considered a Subsidiary under this definition unless that Entity agrees in a writing to be bound to all applicable provisions of this Agreement.

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2.             License and [**].

2.1           Grant to Nielsen.  Subject to the terms and conditions of this Agreement, Digimarc on behalf of itself and its Subsidiaries (hereinafter referred to as “Grantor”) hereby grants to Nielsen, its Subsidiaries and Affiliates (hereinafter individually or collectively referred to, as the context indicates, as “Grantee”) as of the Effective Date, a worldwide, non-exclusive, [**], [**] ([**] as set forth in [**]), irrevocable (except as set forth in Section 5.4) license under the Digimarc Patents to:

(a)  make (including the right to use one or more apparatus and practice one or more methods in making), use (including to provide one or more services and practice one or more methods), have used, import, have imported, offer to sell, sell, lease, license and otherwise transfer Grantee product and/or service(s) or any combinations of, enhancements, improvements or other modifications to such Grantee product or services within the field of the Nielsen Business; and

(b) have Grantee product and/or services made (including to have practiced one or more methods for Grantee and have one or more services provided to or for Grantee) by a third party for the use, importation, offer for sale, sale, lease, license, and/or other transfer of such Grantee products and services or any combinations of, enhancements, improvements or other modifications to such Grantee product or services within the field of the Nielsen Business.

2.2           [**].  Grantor irrevocably [**] Grantee and its and their respective customers [**], [**], [**] licensed under this Agreement.  The [**] under this Section 2.2 shall be effective as of the date provided in Section 4.2.

2.3           In the event that Grantor does not have the right to grant a license under any particular Digimarc Patent of the scope set forth in this Section 2, then the license granted herein under said Digimarc Patent shall be of the broadest scope which Grantor has the right to grant within the scope set forth above.

2.4           This license [**] to Nielsen is subject to previously exclusively licensed patent grants by Digimarc limited to the following fields of use, which are not licensed to Nielsen [**] the same:

2.4.1        domestic or international: driver licenses, passports, national, federal, state or local government identity cards and any other national, federal, state or local government issued credentials; and

2.4.2        deterring the unauthorized digital reproduction of banknotes.

2.5           No implied licenses.  Nothing contained in this Agreement will be construed as conferring by implication, estoppel or otherwise, any license or other right under any patent rights or other industrial or intellectual property rights of either Party, except for the license expressly granted herein.

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2.6           If a third party has the right to grant licenses under one or more patents to Nielsen (as a “Licensee”) within the field of the Nielsen Business with the consent of Digimarc hereto, Digimarc shall provide said third party with any consent required to enable said third party to license said Licensee on whatever terms such third party may deem appropriate.  Digimarc hereby waives any right it may have to receive royalties or other consideration from said third party as a result of said third party’s so licensing said Licensee within the scope of the license granted under this Agreement.

3.             Consideration.

3.1           Consideration Exchanged.  The consideration for the patent license [**] in this Agreement includes: (i) the agreement by Nielsen to pay to Digimarc a total of eighteen million seven hundred fifty thousand United States dollars (US$18,750,000.00) in Section 3.2; (ii) Nielsen’s [**] as set forth in the [**] of [**] and [**]; (iii) the minimum service fees to be paid to Digimarc under the Agreements of Newco 1 LLC and Newco 2 LLC; and (iv) the consideration paid by Nielsen to Digimarc under the Prior Agreement.

3.2           Royalties.  Nielsen shall pay to Digimarc eighteen million seven hundred fifty thousand United States dollars (US$18,750,000.00) in royalties with payment spread out as follows:

2009 (remaining):  Two million United States dollars (US$2,000,000.00);

2010:  Three Million Six Hundred Thousand United States dollars (US$3,600,000.00);

2011:  Four Million United States dollars (US$4,000,000.00);

2012:  Four Million United States dollars (US$4,000,000.00);

2013:  Four Million United States dollars (US$4,000,000.00); and

2014:  One Million One Hundred Fifty Thousand United States dollars (US$1,150,000.00).

3.3           Royalty Payment Schedule.  The payments for 2009 shall be $1 million due by July 10, 2009, and $1 million due by October 1, 2009.   The payments for 2010 shall be in quarterly installments of $900,000 due by the first business day of each calendar quarter.  The payments for 2011-13 shall be in quarterly installments of $1M due by the first business day of each calendar quarter.  The $1.15 million payment for 2014 shall be due by January 2, 2014.

3.4           Overdue Amounts.  Digimarc can terminate this Agreement for overdue payment obligations of Nielsen, subject to the Breach and cure provisions of Section 5.2 and 5.3.  In addition, Digimarc will be entitled to charge, and Nielsen will pay, interest on any overdue amounts or underpayments under this Agreement at the rate of one percent (1%) per month (or part thereof), or at such lower rate as may be the maximum rate allowed under applicable law.

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4.             Term.

4.1           Agreement.  The term of this Agreement and the term of the license granted herein shall commence on the Effective Date and continue until the expiration of the last to expire of the Digimarc Patents licensed hereunder, unless earlier terminated in accordance with this Agreement.

4.2           [**].  The [**] granted by Digimarc to Nielsen under Section 2.2 of this Agreement is effective upon [**].  Once effective, such [**] is irrevocable and will survive any termination or expiration of this Agreement or any termination or expiration [**] under this Agreement.

5.             Termination and Remedies.

5.1           Responsibility for Performance.  The Nielsen Company (US), LLC shall be solely responsible for its performance under this Agreement.  A Breach of this Agreement by a Subsidiary or by an Affiliate shall be deemed to be a Breach of this Agreement by The Nielsen Company (US), LLC, except as provided under Section 5.4(i).

5.2           Remedies for Breach.  If either Party materially breaches this Agreement, becomes insolvent or files or has filed against it a petition in bankruptcy (“Breach”) (subject to the cure provisions of Section 5.3), the non-Breaching Party may, in addition to other remedies at law and in equity, terminate this Agreement to the extent permitted by law.

5.3           Cure.       Prior to terminating this Agreement for Breach, the Party not in Breach must first give the Party in Breach written notice specifying in detail the alleged Breach.  Such termination will be effective seventy five (75) days after such written notice (the “Notice/Cure Period”) if the Breach remains uncured.

5.4           Termination by Digimarc.  Subject to Section 5.3, Digimarc can terminate this Agreement, including the license granted under this Agreement: (i) as to the Nielsen Company (US), LLC, The Nielsen Company, B.V. or any one or more applicable Nielsen Affiliates or Nielsen Subsidiaries licensed under this Agreement that files an action challenging the validity or enforceability of any Digimarc Patent licensed hereunder; except as a defense or counterclaim (including a declaratory judgment action) to a threat of, or an action for, infringement brought by Digimarc or its assigns against such licensee; or (ii)  as to Nielsen in the event of a Breach by Nielsen resulting from non-payment of a payment obligation under Section 3.

If the Breach under this Section 5.4(i) or 5.4(ii) remains uncured upon expiration of the Notice/Cure Period, any such termination will be effective immediately upon such expiration.

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5.5           The parties agree that notwithstanding any inference that could be drawn either from this Agreement, or any reference in this Agreement to the Agreements of Newco 1 LLC or Newco 2 LLC (including but not limited to references to the consideration exchanged under Section 3.1), under no circumstances may any expiration, termination, rescission, breach, default or violation of the Agreements of Newco 1 LLC or Newco 2 LLC provide a basis for any claim of a Breach, default, failure or violation of this Agreement or otherwise cause the termination or rescission of this Agreement or the termination or revocation of any of the rights and license granted hereunder.

5.6           Effects of Termination.  Termination of this Agreement in accordance with Section 5.4 as to the applicable licensee(s) licensed under this Agreement (the Nielsen Company (US), LLC; The Nielsen Company, B.V.; or any one or more applicable Nielsen Affiliates or Nielsen Subsidiaries) also terminates the license [**] granted under Section 2 as to such licensee(s).  In the event of such termination of this Agreement and such license [**] as to one or more of such licensees, [**].  In other words, in the event of such termination, [**] and Digimarc will not be barred from [**].  [**], [**].

6.             Other Provisions.

6.1           Securities Disclosures and Public Announcements.  Disclosure of a potential restructuring of the Digimarc-Nielsen agreement or other future businesses or business concepts discussed or agreed between the Parties, the financial impact of this Agreement and related transactions upon Parties, and of the terms of this Agreement (both in summary form and through an exhibit filing) may be required under SEC regulations, stock market rules or any other laws.  Members may rely in good faith on advice of counsel when determining whether such disclosure is required.  If a Party reasonably believes (such as by relying in good faith on the advice of its counsel) that it is subject to such a disclosure under SEC regulations or laws, prior to disclosing such information, such Party will provide the other Party with reasonable prior notice for the other Party to seek a protective order or for redaction of the information and will only disclose that information that is necessary and required.  Except for a disclosure in accordance with either this Section 6.1 or Section 6.2, neither Party will make public announcements, disclosures, or issue press releases relating to this Agreement without the prior written consent of the other Party, which consent or refusal will not be unreasonably withheld.

6.2           Confidentiality.  Subject to Section 6.1, each Party agrees that it will treat any provision of this Agreement not required to be publicly disclosed as confidential and will handle the Agreement in a manner consistent with the policies and practices of that Party for handling its own confidential information and in no case with less than a reasonable standard of care.  Notwithstanding the foregoing, either Party may provide a copy of this Agreement to a third party considering in good faith a bona fide transaction as contemplated in Section 6.3, provided that such third party agrees in writing to be bound to a confidentiality agreement customary to such transactions and prohibiting use

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of its knowledge of this Agreement or its provisions for any competitive purpose.  If the entire Agreement is terminated, the obligations set out in this Section will extend for a period of [**] years from this termination date.

6.3           Assignment, Acquisitions and Transfers.

6.3.1        Assignment.  Digimarc may assign any right under any Digimarc Patent(s) to a third party as long as the assignment is made subject to the terms of this Agreement.  Except as in the prior sentence, neither Party may assign or grant any of its rights or obligations under this Agreement to any person without the prior written consent of the other, and any such purported assignment shall be null and void from inception; provided, however, that (a) either Party may assign all its rights and delegate all its obligations hereunder to a single entity without such consent in connection with: (i) a merger, consolidation, reorganization, statutory conversion, amalgamation or similar corporate transaction, or (ii) a sale or other disposition of all or substantially all of its assets in the businesses relating to this Agreement (including, in the case of Digimarc, a sale of all or substantially all of its patent assets), and (b) Nielsen may assign all its rights and delegate all its responsibilities without such consent in connection with a restructuring or reorganization of Nielsen, including without limitation to a Subsidiary or Affiliate of The Nielsen Company (US), LLC.

6.3.1.1     In the event that Digimarc assigns this Agreement (including an assignment of all its rights and delegation of all its obligations hereunder) to [**] in accordance with Section 6.3.1 such that Digimarc [**], Digimarc [**] may, upon prior written notice to Nielsen, limit, the rights and license granted to patent applications that are part of the definition of Digimarc Patents in this Agreement to include [**] (including, continuations, divisionals and continuations-in-part) [**].

6.3.2.       Acquisitions.        If, after the Effective Date, Nielsen either acquires an entity or acquires substantially all of the assets from an entity and said entity is, immediately prior to the date of acquisition, licensed under one or more Digimarc patents through an existing agreement pursuant to which royalties or other payments are an obligation of said entity to Digimarc:

(i) if such entity survives said acquisition, the license and other rights granted to said entity or through the use of said assets and for all such products or services before the acquisition, [**] and such royalties or other payments [**] the remaining term of and as provided under said existing agreement [**] such products are manufactured or services are provided by said entity;

(ii) if such entity is merged into or otherwise does not survive said acquisition and at the time of said merger or acquisition the products or services of such entity are not within the scope of the rights and licenses granted to Nielsen under this Agreement, the license and other rights granted to said entity or through the use of said assets and for all such licensed products or services before the merger or acquisition, [**] and such

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royalties or other payments [**] the remaining term of and as provided under said existing agreement [**] such licensed products or services are provided by Nielsen; and

(iii) if such entity is merged into or otherwise does not survive said acquisition and at the time of said merger or acquisition the products or services of such entity are within the scope of the rights and licenses granted to Nielsen under this Agreement, the license and other rights granted to said entity or through the use of said assets and for all such licensed products or services before the merger or acquisition, [**] and such royalties or other payments [**] the remaining term [**] agreement [**] such products or services are provided by Nielsen; provided that if the products or services of such entity are completely within the scope of the license granted to Nielsen under this Agreement, [**] after the time of said merger or acquisition [**] such license and rights under such existing agreement [**] immediately prior to the time of said merger or acquisition.

6.3.3.       Transfer of a Product or Service.  If, subsequent to the Effective Date, Nielsen or any of its Subsidiaries or Affiliates (the “Transferring Party”)

either: (i) transfers a product or service line to a third party without transferring a Subsidiary or Affiliate to said third party; or (ii) spins off a Subsidiary or Affiliate (either by disposing of it to a third party or in some other manner reducing ownership or control so that the spun-off entity is no longer a Subsidiary or Affiliate of the Transferring Party); and

if such transfer or spin off includes: (i) at least [**] or [**] in a [**] or [**]; and (ii) tangible assets having a value of at least [**] U.S. dollars (US$[**]),

then after written request to Digimarc jointly by the Transferring Party and either: (i) such third party in the case of a transfer; or (ii) such ex-Subsidiary or ex-Affiliate in the case of a spin off; and

where, in either case, such request is within ninety (90) days following the transfer or spin off,

Digimarc shall grant a license (under the same terms as the license granted to the Transferring Party herein but without further consideration by Nielsen above that required under Section 3, the Transferring Party, or the spun-off entity) under the Digimarc Patents for the field of [**] such third party or such ex-Subsidiary or ex-Affiliate (the “Recipient”), provided that:

(a)           such field shall not be defined [**] than the scope of [**] to the [**], nor [**] the [**] being transferred or spun off;

(b)           the license granted shall be limited in the [**] immediately following such transfer or spin off to a volume of licensed products or services having an aggregate selling price equal to no more than the aggregate selling prices of such products or services by said Transferring Party in the [**] preceding such transfer or spin off plus [**]; and shall be limited, in each of the successive [**] periods following such transfer or spin off, to a volume of licensed products or services having an aggregate selling price equal to [**] the [**] for the [**] period plus [**];

(c)           this Section 6.3.3 and Section 3 (Consideration) shall be omitted from the license granted to the Recipient; and

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(d)           the license granted to the Recipient shall [**] if the license [**] to the [**] or [**] for any reason.

6.4           Bankruptcy.  Any intellectual property licenses and rights granted hereunder or pursuant hereto are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (“Code”) licenses of “intellectual property”, as defined under the Code.  Notwithstanding any provision contained herein to the contrary, if a Party is under any proceeding under the Code and the trustee in bankruptcy of that Party, or that Party as a debtor in possession, rightfully elects to reject this Agreement, then the other Party pursuant to the relevant portions of Section 365(n) of the Code may retain any and all of such other Party’s licenses and rights hereunder to the maximum extent permitted by law.

6.5           Remedies.

6.5.1 Remedies under the Agreement.  NONE OF DIGIMARC, NIELSEN, NOR ITS OR THEIR SUBSIDIARIES OR AFFILATES WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, RELIANCE, PUNITIVE OR SPECIAL DAMAGES ARISING UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  In the event of termination of the Agreement and the license granted hereunder in accordance with Section 5.4 as to the Nielsen Company (US), LLC, The Nielsen Company, B.V. or any one or more applicable Nielsen Affiliates or Nielsen Subsidiaries, Digimarc shall be entitled to any and all remedies against such terminated licensee for patent infringement in the US or abroad, including the remedies identified in 6.5.2.

6.5.2        Infringement Remedies.  Nothing in this Agreement prevents Digimarc, the Nielsen Company (US), LLC, The Nielsen Company, B.V. or any one or more applicable Nielsen Affiliates or Nielsen Subsidiaries licensed under this Agreement from seeking any available remedies under patent law for any patent infringement by another party to this Agreement in periods when that other party does not have a license, release or non-assert covenant for that activity, including any remedies available under 35 U.S.C. 281, 283, 284 and 285.

6.5.3        Tolling.  Nielsen agrees to toll any statute of limitations and any time limitation on damages under [**] relative to [**].  In return for this tolling agreement, Digimarc on behalf of itself, its Subsidiaries, licensees, and assigns, covenants not to [**]. [**].

6.6           Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by New York law.  Effective as of the termination of the Agreement as provided under Section 5.4 as to Nielsen Company (US), LLC, The Nielsen Company, B.V. or any one or more applicable Nielsen Affiliates or Nielsen Subsidiaries licensed under this Agreement, Digimarc may seek judgment and remedies for alleged infringement of its patents for periods when such licensee does not have a license, release

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or non-assert covenant for that activity, in any forum where jurisdiction and venue are generally proper, including the United States International Trade Commission or Government Customs Service proceedings, for alleged infringement occurring before January 1, 2008 and after such Agreement termination date.  All other matters concerning the interpretation of or performance under, this Agreement will be resolved in the state or federal courts in New York applying New York law and jurisdiction and venue will be proper in such New York courts.

6.7           Assertion and Defense of Patents.  All defense and litigation of Digimarc Patents will remain the sole responsibility and expense of Digimarc.  Digimarc has no duty to enforce any Digimarc Patents.

6.8           No Waiver.  Each and all of the various rights, powers and remedies of the Parties will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Parties may have at law or in equity in the event of Breach of any of the terms of this Agreement.  The exercise or partial exercises of any rights, powers or remedies will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.  In no event will any waiver of any rights hereunder constitute the waiver of such rights in any future instance unless the waiver so specifies in writing.

6.9           Notices.  All notices including those alleging Breach or early termination must be made in writing.  Any written notice under this Agreement may be sent by e-mail provided that in any event to be followed (or alternatively) by a hard copy sent via certified mail, return receipt requested, or by recognized courier service with tracking capabilities.  The notice will be deemed effective as of the earlier of (i) the date of delivery, as evidenced by a delivery receipt or the addressee’s registry, or (ii) five business days after sending notice to the correct address in the authorized manner.  The addresses of the Parties, as set forth above, will be used for any such notice unless either Party hereafter designates a substitute address in writing in accordance with this provision.

The contacts to address the notices to are:

For Digimarc: Bruce Davis, CEO; with a co-copy to: Robert Chamness, Chief Legal Officer and Secretary; and

For Nielsen: Itzhak Fisher, Global Product Leadership; with a co-copy to: Chief Legal Officer.

6.10         Integration.  This Agreement embodies the entire agreement of the Parties hereto regarding the subject matter herein, and supersedes all previous negotiations, agreements or commitments with respect to them, including without limitation the terms and conditions under the Prior Agreement (including all payment obligations of Nielsen after the Effective Date); provided, however, if any patent licensed under the definition of

Digimarc Patents in the Prior Agreement is not licensed under the definition of Digimarc Patents in this Agreement, such patent shall be licensed (at no additional cost to Nielsen beyond that required under Section 3 of this Agreement) under this Agreement.

6.11         Severability.  If any provision of this Agreement is held to be void or unenforceable, the Parties agree that such determination will not result in the nullity or unenforceability of the remaining portions of this Agreement.  The Parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent legally permissible, the economic, business and other purposes of the void or unenforceable provisions and that reflect the intent of the Parties when entering into this Agreement.

6.12         Amendments.  This Agreement may not be modified in any manner except by an instrument in writing duly signed by each of the Parties hereto.

6.13         Construction.  The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Each Party and its counsel have participated fully in the review and revision of this Agreement.  Any rule or construction to the effect that ambiguities are to be resolved against the drafting Party will not apply in interpreting this Agreement.

6.14         Other Documents.  Each Party hereto will execute any documents which may be necessary or advisable to carry out or effectuate the foregoing.

6.15         Survival.  Any rights and obligations which by their nature (or explicit statement) survive and continue after any expiration or termination of this Agreement will survive and continue and will bind the Parties and their successors and assigns.  For avoidance of doubt, upon any expiration or termination of this Agreement, the provisions of Sections 3, 5.1, 5.5, 5.6 and 6 will survive and remain in effect.

6.16     Representations and Warranties.

6.16.1      Digimarc represents and warrants:

(a)           that it has and will have the full right and power to grant the rights, license [**] set forth in this Agreement on behalf of itself and its Subsidiaries, and that there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of such rights, license [**] or with any other provision of this Agreement; and

(b)           that as of the Effective Date, it has no Subsidiaries.

6.16.2  Nielsen represents and warrants that there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement.

6.16.3      Each Party represents that it has the authority to enter into this Agreement.

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6.16.4      Except as expressly stated in this Agreement, neither Party makes any other representation or warranty, express or implied.

6.17         Counterparts.  This Agreement may be executed in separate counterparts, and by facsimile, each of which will be deemed an original, and when executed, separately or together, will constitute a single original instrument, effective in the same manner as if the Parties had executed one and the same instrument.

DIGIMARC CORPORATION

By:	/s/ Bruce Davis
	Name:	Bruce Davis
	Its:	Chairman and Chief Executive Officer

THE NIELSEN COMPANY (US) LLC

By:	/s/ Itzhak Fisher
	Name:	Itzhak Fisher
	Its:	Global Product Leadership

Date: June 11, 2009

Exhibit A

Excluded Patents

Patent No.	Title

USPN [**]	[**]

USPN [**] (a continuation of USPN [**])	[**]

USPN [**]	[**]

USPN [**]	[**]

and any reissues, continuations, continuations-in-part, divisionals, extensions, re-examinations, substitutions, renewals and foreign counterparts and equivalents of those patents.

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